Exhibit 99.1

Cornerstone Healthcare Plus REIT
Acquires TN Assisted Living/Memory Care Facility For $8.5 Million

(Irvine, CA) September 8, 2010 - Cornerstone Real Estate Funds, and its strategic alliance partner and sub-advisor Servant Healthcare Investments, announced that the Cornerstone Healthcare Plus REIT has acquired Terrace at Mountain Creek – a senior living facility that provides independent and assisted living as well as memory care services.  The property is a 110,000 square foot facility located in Chattanooga, TN and was acquired for $8.5 million.  Terrace at Mountain Creek has 116 units - 42 independent living, 61 assisted living and 13 memory care.  As of June, 25, 2010, the property was 96.6% occupied.

The property will continue to be managed by the current operator, Good Neighbor Care, a subsidiary of Wilkinson, Corp.  Good Neighbor Care is considered one of the larger senior housing operators in the country and has managed two other senior living facilities in Tennessee.  Servant Healthcare CEO John Mark Ramsey commented, “We’re excited to be aligned with Good Neighbor Care on this acquisition.  They have a tremendous reputation as a top-tier operator in the senior living space.  Their track record not only includes outstanding quality of care but also above-average facility occupancy and financial results.”

Cornerstone Real Estate Funds has been helping individuals and institutions invest in real estate for more than 20 years in both good and bad economic conditions.  The company prides itself on its impressive track record, 8 full-cycle programs, experienced management team and successful joint ventures.  Today, Cornerstone offers a variety of public and private real estate offerings for individuals and institutions.  For more information, please visit www.CREfunds.com.

Contact Information:
Robert Bruce
Cornerstone Real Estate Funds
Vice President, Sales & Marketing
949-263-4325

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI). CVI is the sponsor and advisor of real estate investment funds that are distributed by Pacific Cornerstone Capital, Inc.  Servant Investments and Servant Healthcare Investments are real estate companies that act as sub-advisors to certain real estate offerings sponsored by CVI. CVI has no affiliation with the facilities mentioned above.  Securities are offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC.
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